1 Exhibit 1.01 Conflict Minerals Report of Designer Brands Inc. This Conflict Minerals Report of Designer Brands Inc. and its subsidiaries (“Designer Brands,” the “Company,” “we,” “us,” or “our”) has been prepared pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), for the reporting period January 1, 2021 to December 31, 2021 (the “Reporting Period”). Rule 13p-1 and Form SD set forth certain disclosure requirements regarding products that companies manufacture, or contract to manufacture, when: (a) those products contain one or more of the minerals gold, columbite-tantalite (coltan), cassiterite, or wolframite, or their derivatives tantalum, tin, and tungsten (the “3TGs”), excepting 3TG minerals that, prior to January 31, 2013, were outside the supply chain; (b) those 3TGs are necessary to the functionality or production of those products; and (c) those 3TGs originated in the Democratic Republic of the Congo or in a country that shares an internationally recognized border with the Democratic Republic of the Congo (the “Covered Countries”). As Rule 13p-1 requires registrants to report certain information with respect to 3TGs that are necessary to the functionality or production of products that they manufacture or contract to be manufactured, references herein to 3TGs being in, contained in, used in, used on, supplied for use with or introduced into the Company’s applicable products, finished goods, 3TGs, or product categories shall be deemed to refer to those 3TGs that are necessary to the functionality or production of such items. INTRODUCTION The Company is one of North America’s largest designers, producers, and retailers of footwear and accessories. We operate in three reportable segments: the U.S. Retail segment, the Canada Retail segment, and the Brand Portfolio segment. The U.S. Retail segment operates the DSW Designer Shoe Warehouse (“DSW”) banner through its direct-to-consumer U.S. stores and e- commerce site. The Canada Retail segment operates The Shoe Company and DSW banners through its direct-to-consumer Canada stores and e-commerce sites. The Brand Portfolio segment earns revenue from the sale of wholesale products to retailers, commission for serving retailers as the design and buying agent for products under private labels, and the sale of branded products through our direct-to-consumer e-commerce site at www.vincecamuto.com. For the Reporting Period, Designer Brands determined that 3TGs were necessary to the functionality or production of products that were manufactured or contracted to be manufactured. Therefore, Designer Brands conducted a reasonable country of origin inquiry (“RCOI”) in good faith to determine whether any of the 3TGs in its products originated in the Covered Countries. Based on its RCOI, Designer Brands believes that its products could contain 3TGs that may have originated in the Covered Countries and, therefore, in accordance with Section 1502 of the Dodd- Frank Wall Street Reform and Consumer Protection Act (“Section 1502 of the Dodd-Frank Act” or the “Rule”), performed due diligence on the source and chain of custody of the 3TGs in question. The Company designed its due diligence measures to conform, in all material respects, with the internationally recognized due diligence framework in the Organization for Economic Co-

2 Operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the related supplements for gold, tin, tantalum and tungsten (the “OECD Guidance”). CONFLICT MINERALS PROGRAM & POLICY Designer Brands has adopted a conflict minerals policy (“Policy”) articulating the conflict minerals supply chain due diligence process and the Company’s commitments to reporting obligations regarding conflict minerals. The Policy is available online and can be found here: https://www.designerbrands.com/. It states: Designer Brands Inc. and its subsidiaries (the “Company,” “we” and “us”) are committed to ethical practices and compliance with applicable laws and regulations wherever we do business. We strive to be a good corporate citizen, and are committed to sourcing from suppliers that share our values regarding respect for human rights. We view managing our obligations relative to the use of conflict minerals (tantalum, tungsten, tin and gold) as part of this corporate responsibility. We are committed to complying with the “conflict minerals” provisions of the Dodd-Frank Act, which requires companies to disclose annually whether any conflict minerals that are necessary to the functionality or production of a product, as defined in the provision, originated in the Democratic Republic of the Congo or an adjoining country (the “covered region”), and aims to prevent the use of conflict minerals that directly or indirectly finance or benefit armed groups in the covered region. To this end, we are dedicated to working with our suppliers to increase transparency regarding the origin of any conflict minerals contained in our brands’ products. We expect that each of our suppliers will:  source only from facilities outside of the covered region or that have been certified by an independent third party as “conflict free,” meaning from recycled or scrap sources or that do not directly or indirectly finance armed groups in the covered region;  provide information to us on an annual basis regarding the origin of any conflict minerals in their products and data on the smelters and refiners in their respective supply chains, consistent with the industry standard for Supply Chain Transparency provided in the Conflict Mineral Reporting Template developed by the Responsible Minerals Initiative; and  adopt policies and due diligence management systems consistent with OECD Guidance to identify, prevent, mitigate and, where appropriate, remediate risks associated with conflict minerals. Please refer to the Company’s latest Form SD filed with the Securities and Exchange Commission for our most updated conflict minerals disclosure provided pursuant to Section 1502.

3 The Company will survey direct suppliers as a part of our conflict minerals due diligence program. Suppliers are expected to respond in to survey requests in a timely manner, and with full disclosure, following the specific instructions provided. DESCRIPTION OF PRODUCTS Only some of Designer Brands’ products fall in scope of the Rule, as they contain (or may contain) one or more of 3TGs. The following product line descriptions provide additional detail on in-scope products that contain, or may contain, 3TGs:  Footwear — We sell dress, athletic, athleisure, and casual footwear that may contain metal in its buckles, ornaments, soles, and heels.  Jewelry — We sell jewelry items that may be made of metal or contain metal plating.  Handbags — We sell handbags that may contain metals in the buckles and ornaments. During the due diligence process, we determined that certain vendors had not manufactured products for the Company during the Reporting Period and therefore deemed these manufacturers and related products out of scope. REASONABLE COUNTRY OF ORIGIN INQUIRY To determine whether necessary 3TGs in products originated in Covered Countries, Designer Brands retained Assent Compliance (“Assent”), a third-party service provider, to assist in reviewing the supply chain and identifying risks. The Company provided a list composed of suppliers and parts associated with the in-scope products to Assent for upload to the Assent Compliance Manager (“ACM”). To collect data on the materials’ sources of origin procured by the supply chain, Designer Brands utilized the Conflict Minerals Reporting Template (“CMRT”) version 6.0 or higher to conduct a survey of all in-scope suppliers. During the supplier survey, the Company contacted suppliers and tracked supplier communications, including completed CMRTs, for validation, assessment and management that meets the OECD Guidance process expectations by evaluating the quality of each supplier response and assigning a health score based on the supplier’s declaration of process engagement. The Company requested that all suppliers complete a CMRT. Training and education to guide suppliers on best practices and the use of this template was included. Assent monitored and tracked all communications in the ACM for future reporting and transparency. Designer Brands directly contacted suppliers that were unresponsive to Assent’s communications during the diligence process and requested these suppliers complete the CMRT and submit it to Assent. The Company’s program continues to include automated data validation on all submitted CMRTs. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the CMRT. This data validation is based on questions within the declaration tab of the CMRT which helps to identify areas that require further classification or risk assessment, as well as understand the due diligence efforts of the Tier 1 suppliers. The results of

4 this data validation were shared with the suppliers to ensure they understand areas that require clarification or improvement. All submitted forms are accepted and classified as valid or invalid so that data is retained. Suppliers are contacted regarding invalid forms and are instructed to submit a valid form. Suppliers are also provided with guidance on how to correct these validation errors in the form of feedback to their CMRT submission, training courses, and direct engagement help through Assent’s multilingual team. Since some suppliers may remain unresponsive to feedback, Designer Brands tracks program gaps to account for future improvement opportunities. As of April 14th, there were 0 invalid supplier submissions that could not be corrected. Based on the findings through the RCOI process, the Company was able to determine the countries of origin for a large portion of the 3TGs in its products. As such, Designer Brands performed further due diligence on the source and chain of custody of the 3TGs in question. DUE DILIGENCE PERFORMED 1. ESTABLISH STRONG COMPANY MANAGEMENT SYSTEMS Internal Compliance Team Designer Brands has established a cross-functional Conflict Minerals Compliance Team which includes supply chain, legal, and compliance professionals. The Conflict Minerals Compliance Team is responsible for implementing the conflict minerals compliance strategy and advising senior management about the results of these due diligence efforts. The Company leverages Assent to work with dedicated program specialists who support Designer Brands’ conflict minerals program. The Company communicates regularly with the Assent team and receives updates on program status. Control Systems The Company expects all suppliers to have policies and procedures in place to ensure that 3TGs used in the production of the products sold to Designer Brands are DRC conflict-free. This means that the products must not contain 3TGs that directly or indirectly finance or benefit armed groups in the Covered Countries. The Company relies on direct suppliers to provide information on the origin of the 3TGs contained in components and materials supplied, including sources of 3TGs that are supplied to them from lower-tier suppliers. The principles set forth in Designer Brands’ Vendor Code of Conduct (the “Code of Conduct”), which outlines certain expected behaviors and practices, apply to all suppliers. All vendors are required to acknowledge compliance with the principles set forth in the Code of Conduct. The Code of Conduct is based on industry and internationally accepted principles. If a supplier does not meet the Company’s requirements, the relationship with this supplier will be evaluated. The Code of Conduct is reviewed annually to ensure it continues to align with industry best practices.

5 Supplier Engagement Designer Brands has a strong relationship with Tier 1 direct suppliers. As an important part of the supply chain, Designer Brands has leveraged processes and educational opportunities to help ensure that non-English speaking suppliers have access to a free platform to upload their CMRTs, help desk support, and other multilingual resources. Designer Brands’ suppliers can leverage Assent’s resources to ensure they receive appropriate support. Suppliers are provided guidance in their native language, if needed. The Company engages with suppliers directly to request a valid CMRT for the products that they supply to the Company. With respect to the OECD requirement to strengthen engagement with suppliers, the Company has developed an internal procedure that includes steps of supplier engagement escalation such as and corrective actions. Feedback from this engagement has allowed the Company to oversee improvements in supplier responses and supplier compliance for this initiative. The Company continues to place a strong emphasis on supplier education and training. To accomplish this, Assent’s online resources are leveraged, and all in-scope suppliers have been provided with access to their library of conflict minerals training and support resources. The Company believes that the combination of the Code of Conduct, the Policy, and direct engagement with suppliers for conflict minerals training and requests constitute a strong supplier engagement program. Grievance Mechanisms Violations or grievances at the industry level can be reported to the Responsible Minerals Initiative (“RMI”) directly: http://www.responsiblemineralsinitiative.orgiresponsible-minerals-assurance- process/grievance-mechanism/. Maintain Records According to the Company’s document retention policy, the Company will retain relevant documentation for a period of five years. 2. IDENTIFYING & ASSESSING RISK IN THE SUPPLY CHAIN Risks associated with supplier CMRT content are identified automatically in the ACM based on criteria established for supplier responses. These risks are addressed by Assent staff and members of the Company’s internal Conflict Minerals Compliance Team, who contact the supplier, gather pertinent data and perform an assessment of the supplier’s conflict minerals status. Risks at the supplier level may include non-responsive suppliers, incomplete CMRTs, or CMRTs that are submitted at the general factory level, rather than an individual style level. In those cases where a company-level CMRT (such as when a company declares there are no 3TGs in any of its products) is submitted, Designer Brands is unable to determine if all the specified smelters and refiners were used for 3TGs in the products supplied to the Company.

6 Risks were identified by assessing the due diligence practices and status of smelters and refiners identified in the supply chain by upstream suppliers that listed mineral processing facilities on their CMRT declarations. Assent compared these facilities listed in the responses to the list of smelters and refiners consolidated by the RMI to ensure that the facilities met the recognized definition of a 3TGs processing facility that was operational during the Reporting Period. Assent determined if the smelter had been audited against a standard in conformance with the OECD Guidance, such as the Responsible Minerals Assurance Process (“RMAP”). Designer Brands does not have a direct relationship with smelters and refiners and does not perform direct audits of these entities within their pre-supply chain. Smelters that have completed an RMAP audit are considered DRC-conflict free. In cases where the smelter’s due diligence practices have not been audited against the RMAP standard or they are considered non-conformant by RMAP, follow-ups are made to suppliers reporting those facilities. Smelters are then assessed for the potential for sourcing risk. Each facility that meets the definition of a smelter or refiner of a 3TG mineral is assessed according to red-flag indicators defined in the OECD Guidance. Assent uses numerous factors to determine the level of risk that each smelter poses to the supply chain by identifying red flags. These factors include:  Geographic proximity to the DRC and covered countries;  Known mineral source country of origin;  RMAP audit status;  Credible evidence of unethical or conflict sourcing; and  Peer assessments conducted by credible third-party sources. Risk mitigation activities are initiated whenever a supplier’s CMRT reported facilities of concern. Through Assent, suppliers with submissions that included any smelters of concern were immediately provided with feedback instructing that supplier to take their own independent risk mitigation actions. Examples include the submission of a product specific CMRT to better identify the connection to products that they supply to Designer Brands. Suppliers are given clear performance objectives within reasonable timeframes with the goal of progressive elimination of these smelters of concern from the supply chain. In addition, suppliers are guided to the educational materials on mitigating the risks identified through the data collection process. Suppliers are also evaluated on program strength, which assists in making key risk mitigation decisions as the program progresses. The criteria used to evaluate the strength of the program is based on certain questions in the CMRT related to the suppliers’ conflict minerals practices and policies. 3. DESIGN & IMPLEMENT A STRATEGY TO RESPOND TO RISKS Designer Brands developed processes to assess and respond to the risks identified in the supply chain. Designer Brands has a risk management plan, through which the conflict minerals program is implemented, managed and monitored. As the program progresses, escalations are sent to non- responsive suppliers to outline the importance of a response via CMRTs and to outline the required cooperation for compliance to the conflict minerals rules and the Company’s expectations.

7 4. CARRY OUT INDEPENDENT THIRD-PARTY AUDIT OF SUPPLY CHAIN DUE DILIGENCE AT IDENTIFIED POINTS IN THE SUPPLY CHAIN Designer Brands does not have a direct relationship with any 3TG smelters or refiners and does not perform or direct audits of these entities within the supply chain. Instead, the Company relies on third-party audits of smelters and refiners conducted as part of the RMAP. The RMAP uses independent private-sector auditors, and audits the source, including the mines of origin, and the chain of custody of the conflict minerals used by smelters and refiners that agree to participate in the program. Assent also directly contacts smelters and refiners that are not currently enrolled in the RMAP to encourage their participation and gather information regarding each facilities’ sourcing practices on behalf of its compliance partners. Designer Brands is a signatory of this communication in accordance with the requirements of downstream companies detailed in the OECD Guidance. 5. REPORT ANNUALLY ON SUPPLY CHAIN DUE DILIGENCE Designer Brands has published this report related to the Reporting Year. This report is available on the Investor Relations section of the Company’s website at https://www.designerbrands.com/. Information found on or accessed through this website is not considered part of this report and is not incorporated by reference herein. DUE DILIGENCE RESULTS Supply chain outreach is required to identify the upstream sources of origin of 3TGs. Following the industry standard process, CMRTs are sent to and requested from Tier 1 suppliers, who are expected to follow this process until the smelter and refiner sources are identified. The following is the result of the outreach conducted by Designer Brands for the Reporting Period. Assent assisted us in engaging with our manufacturing suppliers, which consisted of multiple communication outreaches to educate suppliers on our expectations for sourcing and conflict minerals policy, and the Rule 13p-1 rule requirements. Supplier engagement followed these steps: 1) All tier 1 apparel and non-apparel suppliers that shipped product to us during the Reporting Period were included in the supplier engagement process. Contact information was provided to Assent for upload into their online platform. 2) Assent requested that all suppliers complete a CMRT and offered online training and education to guide suppliers on best practices and the use of the template. Assent monitored and tracked all communications for future reporting and transparency. 3) Suppliers that responded as being out of scope of the reporting requirements were removed from the survey process upon review.

8 4) Non-responsive suppliers were contacted a minimum of five times by email and three times by telephone. If the supplier remained unresponsive, then additional communication attempts by email and telephone were conducted to determine why a response was not provided and to offer assistance in completing the request. Supplier responses were evaluated for plausibility, consistency, and gaps both in terms of which products were stated to contain or not contain necessary 3TGs, as well as the origin of those materials. Additional supplier outreach was conducted to address issues including implausible statements regarding no presence of 3TGs, incomplete data on CMRTs, responses that did not identify smelters or refiners, responses which indicated sourcing location without complete supporting information from the supply chain, and organizations that were identified as smelter or refiners, but not verified as such through further analysis and research. A total of 191 suppliers were identified through the filtering procedures described above as being in-scope for conflict mineral regulatory purposes and were contacted by Assent as part of the RCOI process. The survey response rate among these suppliers was 84%. Of these responding suppliers, four responded yes as to having one or more of the 3TG minerals as necessary to the functionality or production of the products they supply to the Company but declared such as being DRC conflict free, while two suppliers responded that they were unable to determine whether the 3TG minerals were DRC conflict free. The Company has not received sufficient additional information from the responding suppliers to determine the origin of all of their 3TG minerals. We will continue our due diligence efforts in this regard. Smelters or refineries (“SORs”) were matched against the RMI’s Standard Smelter List. SORs sourcing practices and “conflict-free” sourcing statuses were cross-referenced with RMAP. Since most of the CMRTs we received from our suppliers were made on a company level, rather than on a product or user-defined scope, we are not able to identify which smelters or refiners listed on Appendix A actually processed the 3TGs contained in our products. Therefore, our list of processing smelters and refiners disclosed in Appendix A may contain more facilities than those that actually processed the conflict minerals contained in our products. Status Number of Identified Smelters and Refiners RMAP Conformant 2 RMAP Active 0 Not Enrolled 1 Non-Conformant 1 Countries of Origin Appendix B includes an aggregated list of countries of origin from which the reported facilities collectively source 3TGs, based on information provided through the CMRT data collection process, from direct smelter outreach and the RMAP.

9 STEPS TO BE TAKEN TO MITIGATE RISK Designer Brands has taken, or intends to take, the following steps to improve the due diligence conducted to further mitigate any risk that the necessary 3TGs in the Company’s products could benefit armed groups in the DRC or adjoining countries:  Continue to evaluate upstream sources through a broader set of tools to evaluate risk. These include but are not limited to: o Using a comprehensive smelter and refiner library with detailed status and notes for each listing. o Scanning for credible media on each smelter and refiner to flag risk issues. o Comparing the list of smelters and refiners against government watch and denied parties lists;  Engage with suppliers more closely and provide more information and training resources regarding responsible sourcing of 3TGs;  Encourage suppliers to have due diligence procedures in place for their supply chains to improve the content of the responses from such suppliers;  Continue to include a conflict minerals flow-down clause in new or renewed supplier contracts, as well as included in the terms and conditions of each purchase order issued; and  Following the OECD Guidance process, increase the emphasis on clean and validated smelter and refiner information from the supply chain through feedback and detailed smelter analysis. Smelter & Refiner Risk Evaluation Understanding the risks associated with the smelters and refiners potentially providing material into Designer Brands’ supply chain is an important part of the due diligence process. Through Assent, comprehensive and ongoing analysis is conducted by Assent’s smelter library manager to assess sourcing risk. This information is used to:  Provide supplier feedback.  Determine the health of the Company’s overall program.  Conduct outreach to smelters, refiners and their respective associations.  Provide detailed analysis in this report. The following risk categories are used for smelter evaluation and risk determination:  Geo-Risk o Did the mineral originate from or has been transported through a conflict-affected area as defined by Section 1502 of the Dodd-Frank Act (the DRC and its nine adjoining countries; Angola, Burundi, Central African Republic, Republic of the Congo, Rwanda, South Sudan, Tanzania, Uganda, and Zambia)?  Audit Status o Has the refiner’s due diligence practices been audited against a standard in conformance with the OECD Guidance?

10 o Assent relies on the RMI audit standard, including cross-recognition of the London Bullion Market Association Good Delivery Program and the Responsible Jewelry Council Chain of Custody Certification, which are developed according to global standards, including the OECD Guidance.  Sourcing Risk o Has evidence of any other red flag that is supported by credible sources been identified?

11 APPENDIX A: SMELTER LIST Includes: Mineral, smelter/refinery name, location. Mineral Smelter Name Smelter facility Location Smelter ID Tin Guangdong Hanhe Non-Ferrous Metal Co., Ltd. CHINA CID003116 Gold Hangzhou Fuchunjiang Smelting Co., Ltd. CHINA CID000671 Tin Dongguan CiEXPO Environmental Engineering Co., Ltd. CHINA CID003356 Gold Heraeus Metals Hong Kong Ltd. CHINA CID000707

12 APPENDIX B: COUNTRIES OF ORIGIN Includes: List of countries that declared smelters are known to source from Australia Austria Canada Chile China France Germany Hong Kong Japan Korea Malaysia Mexico Mongolia Mozambique Peru Philippines Singapore South Africa Switzerland Taiwan Thailand United States Vietnam